UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/07/2005

CECO ENVIRONMENTAL CORP
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-7099

DE	13-2566064
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

3120 Forrer Street, Cincinnati, OH 45209
(Address of Principal Executive Offices, Including Zip Code)

(416) 593-6543
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On September 7, 2005, The Kirk and Blum Manufacturing Company ("K&B"), an indirectly wholly owned subsidiary of CECO Environmental Corp. ("CECO"), entered into an agreement with Buckley Properties Co.("Buckley") for the purchase of a manufacturing and corporate office facility located in Woodlawn, Ohio, consisting of 5.6 acres and approximately 145,870 square feet of improvements.

The purchase agreement calls for a closing date of November 15, 2005 and a purchase price of $3,300,000. K&B intends to spend an additional $1.0 to $1.3 million in building improvements and office renovations.

Buckley will have the right, pursuant to a License Agreement that was entered into simultaneously with the Purchase Agreement, to occupy the property with no rent obligations for a period of up to four months following the closing on the property, and a smaller portion of the property for an additional two months, for an aggregate of six months. K&B will, however, have access to portions of the property to perform certain renovations.

The closing of the acquisition is subject to various customary closing conditions. Additionally, closing is subject to certain special conditions such as the closing by K&B of the sale of its 3120 Forrer Street, Cincinnati Ohio property.

This report contains statements about the future, sometimes referred to as "forward--looking" statements. Forward-looking statements are typically identified by the use of the words "believe," "may," "should," "expect," "anticipate," "estimate," "project," "propose,""plan," "intend" and similar words and expressions. Forward--looking statements are not guarantees of completion of proposed transactions, availability of tax-free treatment, or similar matters. Forward--looking statements are subject to risks and uncertainties outside CECO's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see CECO's other SEC reports.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CECO ENVIRONMENTAL CORP

Date: September 12, 2005.	By:	/s/ Dennis W. Blazer
Dennis W. Blazer
Chief Financial Officer and Vice President--Finance and Administration